SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                  __________

                                   FORM 8-A

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR (g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


                     BRILLIANT DIGITAL ENTERTAINMENT, INC.
            (Exact name of registrant as specified in its charter)


               DELAWARE                                    95-4592204
(State of incorporation or organization)                 (IRS Employer
                                                        Identification No.)


6355 TOPANGA CANYON BOULEVARD, SUITE 120
WOODLAND HILLS, CALIFORNIA                                91367
(Address of principal executive offices)               (Zip Code)



If this form relates to the                   If this form relates to
registration of a class of                    the registration of a
securities pursuant to                        class of securities
Section 12(b) of the                          pursuant to Section
Exchange Act and is                           12(g) of the Exchange
effective upon filing                         Act and is effective
pursuant to General                           upon filing pursuant to
Instruction A.(c), please                     General Instruction
check the following box. [X]                  A.(d), please check the
                                              following box.  [ ]

Securities Act registration statement file number to which this form relates:
                   (if applicable)
-------------------

       SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:

Title of each class                        Name of each exchange on which
to be so registered                        each class is to be registered
--------------------                       ------------------------------

Preferred Stock Purchase Rights            American Stock Exchange


       SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:

                                     None

Item 1.    DESCRIPTION OF SECURITIES TO BE REGISTERED.
           -------------------------------------------

     On March 18, 1998, the Board of Directors (the "Board") of Brilliant Digital Entertainment, Inc., a Delaware corporation (the "Company") declared a dividend of one preferred stock purchase right (a "Right") for each issued and outstanding share of common stock, par value $0.001 per share (the "Common Stock") of the Company. The dividend is payable to the stockholders of record on April 2, 1998.

     All Rights are issued pursuant to, and will be subject to the terms and conditions of, the Rights Agreement dated as of March 30, 1998, between the Company and its Rights Agent (currently, U.S. Stock Transfer Corporation). The following is a brief summary of the terms of the Rights.

     Each Right, when exercisable, will entitle the registered holder thereof to purchase from the Company one one-hundredth (1/100th) of a share of the Series A Preferred Stock, par value $0.001 per share, of the Company (the "Preferred Stock") at a Purchase Price of $15.00 per one one-hundredth (1/100th) of a share of Preferred Stock (the "Purchase Price"), subject to certain adjustments.

     The Rights will initially be represented by the certificates evidencing the Common Stock and will not be exercisable, or transferable apart from the Common Stock, until the earliest to occur of (i) the tenth day after the acquisition by a person or group of affiliated or associated persons (other than an Exempt Person or, in certain cases, a Permitted Holder) of beneficial ownership of 15% or more of the outstanding Common Stock; PROVIDED, that if within said ten-day period the Acquiring Person reduces his beneficial ownership to less than 15%, then he shall be deemed not to be an Acquiring Person and the Stock Acquisition Date (as defined below) shall be deemed not to have occurred; (ii) the tenth day after the commencement of a tender or exchange offer the consummation of which would result in the beneficial ownership by a person or group of affiliated or associated persons of 15% or more of the outstanding Common Stock; PROVIDED, that if within said ten day period the person withdraws the tender or exchange offer, then such offer shall be deemed not to have been made; (iii) the tenth day after the date of filing of a registration statement for any such exchange offer under the Securities Act of 1933, as amended, and (iv) the tenth day after the date on which the Board of Directors of the Company (the "Board") declares any person or group of affiliated or associated persons which beneficially owns 10% or more of the outstanding Common Stock to be an "Adverse Person" (as described below) (the earliest of these dates is referred to as the "Distribution Date"). Under the Rights Agreement, any person or group described in items (i) or (iv) above is referred to as an "Acquiring Person," and the date upon which a person or group first becomes an Acquiring Person is referred to as the "Stock Acquisition Date."

     An "Adverse Person" is any person or group of affiliated or associated persons (other than an Exempt Person) beneficially owning 10% or more of the outstanding Common Stock, if the Board determines (i) that the person or group is holding the shares of Common Stock in order to cause the Company to repurchase their Common Stock or to take any other actions intended to provide them with short-term financial gain, in circumstances where the Board determines that the actions to be taken are not in the best long-term interests of the Company or its stockholders, or (ii) that beneficial ownership of the Common Stock by the person or group is causing or reasonably likely to cause a material adverse impact on the business or prospects of the Company.

     An "Exempt Person" is defined as the Company, a subsidiary of the Company, an employee benefit plan of the Company, or any of its subsidiaries.

     A "Permitted Holder" shall mean a Person who acquires beneficial ownership of the Common Stock of the Company pursuant to a Permitted Acquisition; PROVIDED, HOWEVER, a Permitted Holder shall remain a Permitted Holder so long as the aggregate beneficial ownership of Common Stock held by such Person does not exceed that number of shares of Common Stock held by such Person immediately following the Permitted Acquisition pursuant to which such Person became a Permitted Holder (reduced by the number of shares of Common Stock from time to time disposed of by such Person) plus a number of additional shares of Common Stock equal to 1% of the then outstanding shares of Common Stock of the Company; PROVIDED, HOWEVER, any shares of Common Stock issued or issuable to a Permitted Holder pursuant to employee benefit plans maintained by the Company for the benefit of its employees, directors and consultants shall be disregarded and not counted for purposes of calculating the limitations imposed by the immediately preceding sentence.

     "Permitted Acquisition" shall mean an acquisition of shares of Common Stock by a Person in a transaction or series of transactions which has been previously approved by a majority of the Board of Directors with the concurrence of a majority of the Continuing Directors.

     The Rights (unless sooner redeemed) will first become exercisable on the Distribution Date, at which time the Company will distribute separate Right Certificates representing the Rights to its then current stockholders, and it is expected that the Rights could then begin trading separately from the Common Stock. The Rights will expire on April 2, 2008 (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed or exchanged by the Company.

     Following the Stock Acquisition Date, the Rights would give holders (other than the Acquiring Person, its affiliates and transferees) the right to purchase from the Company, for the Purchase Price, that number of one one-hundredth 1/100th) of a share of Preferred Stock (or, in certain circumstances, Common Stock, cash, property or other securities of the Company) having a market value of twice the Purchase Price of the Right. Notwithstanding any of the foregoing, following the Stock Acquisition Date, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person will be null and void.

     Further, in a merger, consolidation or sale or transfer of 50% or more of the consolidated assets or earning power of the Company occurring, each Right will be converted into the right to purchase, for the Purchase Price, that number of shares of common stock of the surviving entity or (in certain circumstances) its parent corporation, which at the time of such transaction will have a market value of two times the Purchase Price of the Right.

     Following the Distribution Date, exercisable Rights may be exercised, at the option of the holder thereof, without the payment of the Purchase Price in cash. In any such case, the number of securities which such person would otherwise be entitled to receive upon the exercise of such Rights will be reduced by the amount of the Purchase Price.

     Preferred Stock purchasable upon exercise of the Rights will not be redeemable. Each one one-hundredth (1/100th) of a share of Preferred Stock will be entitled to an aggregate dividend per one one-hundredth (1/100th) of a share of 100 times the dividend declared per share of Common Stock. In the event of liquidation, the Preferred Stock holders will be entitled to a preferential liquidation payment. These rights are protected by customary anti-dilution provisions.

     At any time prior to that date which is ten days following the Stock Acquisition Date, the Board may redeem the outstanding Rights at a price of $.001 per Right, and may amend the Rights Agreement in any and all respects and particulars. If during said ten-day period the Acquiring Person reduces his beneficial ownership to less than 15%, the Rights will again be redeemable. Subsequent to ten days following the Stock Acquisition Date, the Rights are not redeemable and the Board may amend the Rights Agreement only to eliminate ambiguities or to provide additional benefits to the holders of the Rights (other than any Acquiring Person).

     Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

     The Rights have certain anti-takeover effects. The Rights may cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Board of Directors of the Company. The Rights should not interfere with any merger or other business combination approved by the Board of Directors prior to the time that holders of the Rights become entitled to exercise their Rights for Common Stock (or common stock of the surviving entity in a merger with the Company), since until that time the Rights may be redeemed by the Board of Directors of the Company at $.001 per Right.

     Other than those provisions relating to the principal economic terms of the Rights, any of the provisions of the Rights Agreement may be amended by the Board of Directors of the Company prior to the Distribution Date. After the Distribution Date, the provisions of the Rights Agreement may be amended by the Board in order to cure any ambiguity, to make changes which do not adversely affect the interests of holders of Rights or to shorten or lengthen any time period under the Rights Agreement; PROVIDED, HOWEVER, that no amendment to adjust the time period governing redemption shall be made at such time as the Rights are not redeemable.

Item 2.    EXHIBITS.
           --------

1. Form of Rights Agreement, dated as of March 30, 1998 between the Corporation and U.S. Stock Transfer Company as Rights Agent. Incorporated by reference to Exhibit 4.1 to Registrant's Current Report on Form 8-K filed April 1, 1998.

2. Certificate of Designation of Rights, Preferences and Privileges of Preferred Stock. Incorporated by reference to Exhibit 4.2 to Registrant's Current Report on Form 8-K filed April 1, 1998.

3.     Form of Rights Certificate.  Incorporated by reference to Exhibit
       4.3 to Registrant's Current Report on Form 8-K filed April 1, 1998.

4.     Summary of Share Purchase Rights.  Incorporated by reference to
       Exhibit 4.4 to Registrant's Current Report on Form 8-K filed April
       1, 1998.

5.     Specimen Stock Certificate of Common Stock of Registrant.
       Incorporated by reference to Exhibit 4.1 to Registrant's
       Registration Statement on Form S-1 filed on September 17, 1996, and the amendments thereto.

6. Amended and Restated Certificate of Incorporation of Registrant. Incorporated by reference to Exhibit 3.1 to Form S-1 filed on September 17, 1996, and the amendments thereto.

7. Amended and Restated Bylaws of Registrant. Incorporated by reference to Exhibit 2.3 to Form S-1 filed on September 17, 1996, and the amendments thereto.

                                   SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                           BRILLIANT DIGITAL ENTERTAINMENT, INC.
                                    (REGISTRANT)



Dated: April 22, 1998             /S/ MICHAEL OZEN
                           ----------------------------------------
                           By:  Michael Ozen
                           Its: Chief Financial Officer

                                 EXHIBIT INDEX


EXHIBIT                                              PAGE NUMBER


1.   Form of Rights Agreement, dated
     as of March 30, 1998 between the
     Corporation and U.S. Stock
     Transfer Company as Rights
     Agent.  Incorporated by
     reference to Exhibit 4.1 to
     Registrant's Current Report on
     Form 8-K filed April 1, 1998.

2.   Certificate of Designation of
     Rights, Preferences and
     Privileges of Preferred Stock.
     Incorporated by reference to
     Exhibit 4.2 to Registrant's
     Current Report on Form 8-K filed
     April 1, 1998.

3.   Form of Rights Certificate.
     Incorporated by reference to
     Exhibit 4.3 to Registrant's
     Current Report on Form 8-K filed
     April 1, 1998.

4.  Summary of Share Purchase
    Rights.  Incorporated by
    reference to Exhibit 4.4 to
    Registrant's Current Report on
    Form 8-K filed April 1, 1998.

5.  Specimen Stock Certificate of
    Common Stock of Registrant.
    Incorporated by reference to
    Exhibit 4.1 to Registrant's
    Registration Statement on Form
    S-1 filed on September 17, 1996,
    and the amendments thereto.

6.  Amended and Restated Certificate
    of Incorporation of Registrant.
    Incorporated by reference to
    Exhibit 3.1 to Form S-1 filed on
    September 17, 1996, and the
    amendments thereto.

7.  Amended and Restated Bylaws of
    Registrant.  Incorporated by
    reference to Exhibit 2.3 to Form
    S-1 filed on September 17, 1996, and
    the amendments thereto.